Rackspace Announces Proposed $350 Million Offering of Senior Notes

SAN ANTONIO, TEXAS-November 9, 2015 - Rackspace ® Hosting, Inc. (“Rackspace”) (NYSE: RAX) today announced that it intends to offer, subject to market and other considerations, $350 million aggregate principal amount of senior notes due 2024 (the “Notes”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.

Rackspace intends to use a portion of the net proceeds from the offering to repay all outstanding amounts under its senior revolving credit facility. Rackspace intends to use the remaining net proceeds from the offering for general corporate purposes, which may include share repurchases pursuant to its previously announced $1 billion share buyback authorization.

This announcement is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.